ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (“Agreement”) is made this     day of May, 2014, by and between Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company (the “Administrator”), and Legg Mason Partners Variable Equity Trust (the “Trust”) on behalf of each series designated in Appendix A (each a “Fund”).

WHEREAS, the Trust wishes to engage the Administrator to provide certain administrative services to the Trust with respect to the Fund and the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. The Trust hereby engages the Administrator to perform various administrative services with respect to the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. The Trust shall furnish to the Administrator such documents and information as may be necessary or appropriate to enable the Administrator to perform its duties hereunder and with such other documents and information with regard to the Fund’s affairs as the Administrator may from time to time reasonably request.

3.(a) The Administrator, at its expense, shall supply the Board of Trustees of the Trust (the “Board”) and officers of the Trust with all statistical information and reports reasonably required by them and reasonably available to the Administrator and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the administration of the Fund. The Administrator shall authorize and permit any of its directors, officers and employees, who may be elected as trustees or officers of the Fund, to serve in the capacities in which they are elected.

(b) The Administrator shall oversee the maintenance of all books and records with respect to the Fund’s transactions in securities, Commodity Interests and other investments. For purposes of this Agreement, Commodity Interests include commodity futures (including futures on broad-based securities indexes or interest rate futures), forward contracts, foreign exchange transactions, options on commodity futures, swaps, swaptions and certain other instruments regulated by the Commodity Futures Trading Commission (the “CFTC”). The Administrator agrees that it will keep all of the Fund’s books of accounts in accordance with all applicable federal and state laws and regulations except for those accounts, books and financial records (a) required to be maintained by the Fund’s custodian or transfer agent, (b) specifically maintained by the Fund’s Manager, subadvisers and/or trading advisors and/or (c) maintained by all other service providers necessary for a Fund to conduct its business as a registered open-end management investment company. In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Administrator hereby agrees that any records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund’s request. The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Administrator further agrees to maintain books and records of the Fund in accordance with the Commodity Exchange Act (“CEA”) and the rules and regulations thereunder.

(c) Subject to the direction and oversight of the Board, the Administrator, at its expense, shall supervise and monitor certain non-investment advisory aspects of the operations of the Trust and the Fund, including provision and coordination of transfer agency, custodial services, securities lending agent services, accounting services (including overseeing the calculation of the net asset value of the Fund’s shares), corporate secretarial services, legal services, and auditing services, but the Administrator shall not be responsible for the provision and coordination of investment advisory or commodity trading advisor compliance services.

(d) The Administrator will supervise the preparation, filing, and dissemination of required tax returns, applications, disclosures, reports and notices with relevant regulatory and self-regulatory authorities, including the Securities and Exchange Commission, Commodity Futures Trading Commission, National Futures Association and state blue sky authorities. The Administrator will supervise the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders.

4. The Administrator may delegate to one or more service providers, including without limitation “affiliated persons” of the Administrator as defined in the 1940 Act, certain of the Administrator’s duties under this Agreement, provided in each case the Administrator will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Administrator of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act.

5. The Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Fund, nor shall the Administrator be deemed to have assumed, or have any responsibility with respect to, functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

6. The Administrator shall perform the additional services described in Appendix B.

7. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement. Other than as herein specifically indicated, the Administrator shall not be responsible for the Fund’s expenses.

8. No member of the Board, officer or employee of the Trust or Fund shall receive from the Trust or Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Administrator or any affiliated company of the Administrator, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Administrator’s or any affiliated company’s staff.

9. As compensation for the services performed by the Administrator, including the services of any consultants retained by the Administrator, the Fund shall pay the Administrator as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth on Schedule A annexed hereto. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid promptly after the end of the month of termination and shall be pro-rated based upon the number of days in such month for which this Agreement was effective bears to the total number of days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board.

10. Except as may otherwise be provided by the 1940 Act, the CEA or any other federal securities law, neither the Administrator nor any of its partners, shareholders, directors, officers and employees or the partners, shareholders, directors, officers and employees of any affiliates performing services for the Fund contemplated hereby (collectively, “Administrator Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) (“Losses”) incurred or suffered by the Trust as a result of any act or omission of the Administrator or the Administrator Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Administrator or the Administrator Affiliates for any and all Losses to which the Fund, all affiliated persons of the Fund (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) (collectively, “Fund Affiliates”) may become subject under the 1933 Act, the 1940 Act, the Investment Advisers Act of 1940, the CEA, or under any other statute, or common law or otherwise arising out of or based on any willful misconduct, bad faith, reckless disregard or gross negligence of the Administrator in the performance of any of its duties or obligations hereunder.

11. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Administrator who may also be a Board member, officer, or employee of the Trust or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Administrator to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association.

12. This Agreement will become effective with respect to the Fund on the date set forth opposite the Fund’s name on Schedule A annexed hereto, provided that it shall have been approved by the Trust’s Board.

13. This Agreement cannot be amended or terminated by the Trust except with the prior approval of the Board. This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Administrator, or by the Administrator upon not less than 90 days’ written notice to the Fund, and will be terminated upon the mutual written consent of the Administrator and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment.

14. The Administrator agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

16. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

17. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

LEGG MASON PARTNERS VARIABLE EQUITY TRUST

By:
Name:
Title:

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:
Name:
Title:

Appendix A

PERMAL ALTERNATIVE SELECT VIT PORTFOLIO

Date:

May     , 2014

Fee:

0.09% of the Fund’s average daily net assets

APPENDIX B

Services

Subject to the direction and oversight of the Board, the Administrator will manage, supervise and conduct all business and affairs of the Trust in connection with its operation as an open-end fund, other than those governed by the Management Agreement or otherwise provided by other parties, including without limitation:

A. Oversee the tabulation of proxies;

B. Monitor the valuation of portfolio securities and monitor compliance with board-approved valuation procedures;

C. Assist in establishing the accounting and tax policies of each Fund;

D. Assist in the resolution of accounting issues that may arise with respect to each Fund’s operations and consulting with each Fund’s independent accountants, legal counsel and each Fund’s other agents as necessary in connection therewith;

E. Establish and monitor each Fund’s operating expense budgets;

F. Review each Fund’s bills and process the payment of bills that have been approved by an authorized person of the applicable Fund;

G. Assist each Fund in determining the amount of dividends and distributions available to be paid by the Fund to its shareholders, preparing and arranging for the printing of dividend notices to shareholders, and providing each transfer agent and the custodian of the Fund with the information that is required for those parties to effect the payment of dividends and distributions;

H. Provide to the Board periodic and special reports as the Board may reasonably request, including but not limited to reports concerning the services of the administrator, custodian and transfer agents;

I. Provide assistance with investor and public relations matters;

J. Monitor and maintain the registration and qualification of shares under applicable federal and state securities law;

K. Maintain records in accordance with generally accepted accounting principles to the extent required under applicable law;

L. Calculate performance and distribution rate for each Fund;

M. Render statements or copies of records as from time to time are reasonably requested by a Fund;

N. Facilitate audits of accounts by a Fund’s independent public accountants or by any other auditors employed or engaged by a Fund or by any regulatory body with jurisdiction over the applicable Fund;

O. Supervise the overall administration of each Fund, including negotiation of contracts and fees with and monitoring performance and billings of the Fund’s transfer agent, shareholder servicing agents, custodian and other independent contractors or agents (other than subadvisers and commodity trading advisors and the provision and coordination of compliance services thereto); and

P. Otherwise assist the Trust as it may reasonably request in the conduct of each Fund’s business.

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